Exhibit 99.1




                             REPORT TO SHAREHOLDERS
                           ~~~~~~~~~~~~~~~~~~~~~~~~~~~
                        HOME FINANCIAL BANCORP ANNOUNCES
                              FIRST QUARTER RESULTS


     Spencer, Indiana - (November 4, 2004) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b., ("Bank") based in Spencer, Indiana, announces results for the first quarter ended September 30, 2004.

     First Quarter Highlights:

     o    Net interest income increased 9% to $810,000;

     o    Net income increased 13% to $113,000;

     o    Total loans increased 6% to $54.1 million;

     o    Total deposits increased 8% to $41.9 million.

     For the quarter ended September 30, 2004, the Company reported net income of $113,000 or $.09 basic and $.08 diluted earnings per share. Net income totaled $100,000, or $.08 basic and diluted earnings per share for the quarter ended September 30, 2003. Net income increased primarily due to an increase in earning assets and a decrease in interest expense compared to a year earlier.

     Interest expense decreased $49,000 or 11.7% for the three months ended September 30, 2004, compared to the same period in 2003. This decrease in interest expense was complemented by a $20,000 increase in interest income from loans for the quarter. The increase in loan revenue resulted from a larger balance of outstanding loans during first quarter 2005 compared to first quarter 2004.

     For the quarter ended September 30, 2004, average interest-earning assets increased $2.4 million to $59.2 million and produced a yield of 8.0%, compared to 8.2% during the same period in 2003. The cost of interest-bearing liabilities decreased to 2.7% on an average balance of $54.7 million during first quarter 2005, compared to 3.2% on costing liabilities of $52.6 million during first quarter 2004.

     The Company's net interest margin for the quarter ended September 30, 2004 increased to 5.5%, compared to 5.2% for the quarter ended September 30, 2003. Net interest income before the provision for loan losses was $810,000 for the first quarter of fiscal 2005. This represents an increase of $66,000 or 8.8% compared to first quarter 2004.

     Loan loss provisions were unchanged, totaling $60,000 for the quarters-ended September 30, 2004 and 2003. A regular assessment of loan loss allowance adequacy indicated that these provisions were required to maintain an appropriate allowance level. The continuation of adverse loan delinquency and foreclosure trends remain a concern and will be key considerations in the evaluation of future provisions to the Bank's allowance for loan losses.

     Non-interest income decreased $4,000 or 5.8% compared to first quarter 2004. This decrease was primarily due to a decrease in income from the sale of real estate acquired for development. No gain on the sale of real estate acquired for development was reported for the quarter ended September 30, 2004, compared to $12,000 during the quarter ended September 30, 2003.


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     Non-interest  expense increased $36,000 or 5.7% to $673,000 for the quarter ended September 30, 2004, compared to the year-earlier period. The largest increase was related to adoption of a new approach to product marketing and promotion of the Bank. Advertising expense increased $11,000 to $18,000 for the
quarter  ended   September  30,  2004.   Other  items   contributing  to  higher
non-interest expense included printing and supplies, salaries and employee benefits, and computer processing fees. Decreases in net occupancy expense and
legal  and   professional   fees  partially   offset  the  overall  increase  in
non-interest expense.

     Recognition of income tax credits for the Bank's investment in Cunot Apartments, L.P., a local low-income senior housing development, totaled $27,000 for both quarters ended September 30, 2004 and 2003. The Company's effective tax rates for the quarters ended September 30, 2004 and 2003 were 20.3% and 13.6%, respectively.

     At September 30, 2004, total assets were $66.6 million. Assets increased $3.2 million or 5.1% since June 30, 2004. Assets increased due to a $3.0 million or 5.8% increase in total loans to $54.1 million. Cash and cash equivalents increased $575,000 while investment securities decreased 11.4% to $2.1 million, compared to $2.4 million three months earlier.

     Loans delinquent 90 days or more increased to $824,000 or 1.5% of total loans at September 30, 2004, compared to $636,000 or 1.2% of total loans at June 30, 2004. At September 30, 2004, non-performing assets were $1.8 million or 2.7% of total assets, compared to $1.6 million or 2.6% of assets at June 30, 2004. Non-performing assets included $971,000 in Real Estate Owned ("REO") and other repossessed properties at September 30, 2004, compared to $990,000 three months earlier.

     The allowance for loan losses decreased $40,000 or 10.2% since June 30, 2004. Net loan losses for the quarter ended September 30, 2004 were $100,000 compared to $37,000 for the quarter ended September 30, 2003. Allowances maintained for loan losses were $356,000 or 0.66% of total loans at September 30, 2004 compared to $396,000 or 0.77% of total loans at June 30, 2004.

     Periodic provisions to loan loss allowances reflect management's view of risk in the Bank's entire portfolio due to a number of dynamic factors, which include, but are not limited to, current economic conditions and loan delinquency trends. Management considered the level of loan loss allowances at September 30, 2004 to be adequate to cover estimated losses inherent in the loan portfolio at that date.

     Deposits increased $3.0 million or 7.8% to $41.9 million as of September 30, 2004. Contributing to this increase, non-interest-bearing deposits increased $681,000 or 28.2% to $3.1 million, compared to three months earlier. Total borrowings were unchanged at $17.0 million as of September 30, 2004 and June 30, 2004.

     Shareholders' equity was $7.2 million or 10.9% of total assets at September 30, 2004. Factors affecting shareholders' equity during the quarter included net income, quarterly cash dividends of $.03 per share, a $4,000 net increase in the market value of securities available for sale, and the amortization of costs associated with stock-based employee benefit plans. Based on 1,356,050 shares outstanding, the Company's book value per share was $5.34 at September 30, 2004 and $5.02 at September 30, 2003.

     Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.



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                             HOME FINANCIAL BANCORP
                        Consolidated Financial Highlights
         (Dollars in thousands, except per share and book value amounts)


FOR THREE MONTHS ENDED SEPTEMBER 30:            2004              2003
                                                ----              ----

Net Interest Income                                 810              744
Provision for Loan Losses                            60               60
Non-interest Income                                  65               69
Non-interest Expense                                673              637
Income Tax                                           29               16
Net Income                                          113              100

Basic Earnings Per Share:                     $     .09        $     .08
Diluted Earnings Per Share:                         .08              .08
Average Shares Outstanding - Basic            1,320,434        1,302,741
Average Shares Outstanding - Diluted          1,340,885        1,320,093



                                            September 30,       June 30,
                                                 2004              2004
                                                 ----              ----

Total Assets                                  $  66,635        $  63,426
Total Loans                                      54,102           51,117
Allowance for Loan Losses                           356              396
Total Deposits                                   41,929           38,896
Borrowings                                       17,000           17,000
Shareholders' Equity                              7,238            7,126

Non-Performing Assets                             1,795            1,626
Non-Performing Loans                                824              636

Non-Performing Assets to Total Assets              2.69%            2.56%
Non-Performing Loans to Total Loans                1.52%            1.24%

Book Value Per Share*                         $    5.34        $    5.25


*Based on 1,356,050 shares at September 30, 2004 and June 30, 2004.





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